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                     [LETTERHEAD OF KOGAN & TAUBMAN, L.L.C.]


                                                               July 9, 1999

Robert M. Osberger
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0306


         Re:  NuOncology Labs, Inc.
         Commission File No. 000-26113


Dear Sir:

         This office represents NuOncology Labs, Inc. Please be informed that NuOncology Labs, Inc. hereby withdraws its Form 10-SB filed with the Commission on May 17, 1999.

         The Company intends to refile its Form 10-SB as soon as the concerns addressed in the Commission's June 30, 1999 comment letter are addressed.

         Thank you in advance for your attention to this matter.

                                                  Very truly yours,

                                                  Kogan & Taubman, L.L.C.



                                                  By: /s/ Simon S. Kogan
                                                      ----------------------
                                                          Simon S. Kogan



cc:  Robert Thomas